Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Baudax Bio, Inc. on Form S3 (No(s). 333-235408, 333-243488 and 333-253117), Form S8 (No(s). 333-235377, 333-253118, 333-253120, 333-263606 and 333-263608) and Form S-1 (No(s). Nos. 333-266499, 333-268251 and 333-271161) of our report dated February 23, 2023, except for Note 4, as to which the date is June 28, 2023, on our audit of (i) the financial statements as of December 31, 2022 and for the year then ended, and (ii) the retrospective adjustments to the 2021 financial statements discussed in Notes 1 and 3(j) to the financial statements.. Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company's ability to continue as a going concern.

/s/ EisnerAmper LLP

EISNERAMPER LLP

Philadelphia, Pennsylvania

June 28, 2023